                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.     )

    Filed by the Registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              ANDREW CORPORATION
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              ANDREW CORPORATION
- - -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------


__________
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                      [ANDREW LOGO]

- - --------------------------------------------------------------------------------
ANDREW CORPORATION                         10500 West 153rd Street
                                           Orland Park, Illinois U.S.A. 60462
                                           Phone (708) 349-3300

                                                               December 30, 1994

Dear Stockholder:

     You are cordially invited to attend the next regular Andrew Corporation Annual Meeting of Stockholders, to be held at 10:00 A.M., Wednesday, February 8, 1995, at the Drury Lane, Oakbrook Terrace, Illinois. A map showing the location of the Drury Lane is on the back cover of this Proxy Statement.

     This meeting will be our fifteenth as a publicly owned company. You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

     To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                           Sincerely,

                                           [SIG.]

                                           Floyd L. English
                                           Chairman, President and
                                           Chief Executive Officer

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 8, 1995

     The Annual Meeting of Stockholders of Andrew Corporation will be held at 10:00 A.M., Wednesday, February 8, 1995, at the Drury Lane, Oakbrook Terrace, Illinois, for the following purposes:

     1.  To elect eight Directors for the ensuing year;

     2. To amend the Management Incentive Program to comply with new federal tax law;

     3.  To approve the Annual Bonus Program and Long Term Incentive Program;

     4. To ratify the appointment of Ernst & Young as independent public auditors for fiscal 1995; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on December 14, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     A copy of the Andrew Corporation Annual Report for the fiscal year ended September 30, 1994 is being mailed to stockholders with this Proxy Statement.

                                             By Order of the Board of Directors,
                                                                James F. Petelle
                                                                       Secretary

December 30, 1994

                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462

                                PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 8, 1995

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Andrew Corporation (the "Company" or "Andrew") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on February 8, 1995, at the Drury Lane, Oakbrook Terrace, Illinois, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about December 30, 1994.

                                     VOTING

     A proxy may be revoked by a stockholder at any time prior to its use. If it is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR items 1, 2, 3 and 4.

     Only stockholders of record at the close of business on December 14, 1994 will be entitled to vote at the meeting. The Common Stock of the Company, $.01 par value ("Common Stock"), is the only authorized class of stock, and as of December 14, 1994, there were 25,580,601 shares of Common Stock of the Company issued, outstanding and entitled to one vote each.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting to serve until their respective successors have been elected and qualified. Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment. All of the nominees have served as directors of the Company since the last Annual Meeting of Stockholders held February 2, 1994.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them as of September 30, 1994, based upon information received from them, are as follows:

NOMINEES FOR DIRECTORSHIPS

                        JOHN G. BOLLINGER, 59
                        (Director since 1984)
                        Dr. Bollinger is Bascom Professor of Engineering and Dean of the
                        College of Engineering at the University of Wisconsin at Madison. Dr.
                        Bollinger is also a director of Kohler Corporation and EFORM
                        Corporation. He is Chairman of the Human Resources Committee.

                        JON L. BOYES, 73
                        (Director since 1989)
                        Admiral Boyes, Ph.D., is an international telecommunications consultant and Chairman of SAMA Corporation, a government and military consultant principally in the area of command, control and communication, and a Director of Miltope Corporation. He was
                        President, Armed Forces Communications and Electronics Association
                        for over ten years and President of the National Science Center
                        Foundation. He has 34 years of experience in the Department of
                        Defense, serving on Navy, Joint and NATO staffs, and in submarines and destroyers before retiring in 1977. Admiral Boyes is a member of the Compensation Committee and the Human Resources Committee.

                        GEORGE N. BUTZOW, 65
                        (Director since 1980)
                        Mr. Butzow is Founder and Chairman Emeritus of MTS Systems
                        Corporation, which designs and manufactures dynamic testing and service simulation systems, industrial controls, and systems for intelligent processing of materials. He served as President of MTS
                        Systems Corporation from 1971 through 1987. Mr. Butzow is also a director of Pentair, Inc. He is Chairman of the Compensation
                        Committee.

                        KENNETH J. DOUGLAS, 72
                        (Director since 1989)
                        Mr. Douglas retired in 1992 as Vice Chairman of the Board of Dean
                        Foods Company, a diversified food processing business, having served as Vice Chairman since January 1988 and as Chairman prior to that time since 1970. He is also a director of American National Bank and
                        Trust Co., American National Corporation and Richardson Electronics,
                        Ltd. and serves as Chairman of the Board of West Suburban Hospital
                        Medical Center. Mr. Douglas is Chairman of the Audit Committee.

                        FLOYD L. ENGLISH, 60
                        (Director since 1982)
                        Dr. English was elected Chairman of Andrew in 1994, having served as
                        President and Chief Executive Officer since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in
                        1980 as Vice President, Corporate Development and became Vice
                        President, U.S. Operations in February 1981. Dr. English serves as a
                        Trustee of the 231 Money-Market Funds and is a member of the boards of the Executives Club of Chicago, the International Engineering
                        Consortium, the Illinois Math and Science Academy and Governors State
                        University Foundation.

                        DONALD N. FREY, 71
                        (Director since 1989)
                        Dr. Frey is a Professor at Northwestern University, where he has been associated with the University's Department of Industrial Engineering and Management Sciences since 1983. Dr. Frey was Chairman of the
                        Board and Chief Executive Officer of Bell & Howell Company, an
                        information systems business from 1971 until his retirement in 1988.
                        He is currently a director of Clark Equipment Company, Quintar Corp.
                        and My Own Meals Company. He is a member of the Audit Committee and
                        Compensation Committee.

                        CAROLE M. HOWARD, 49
                        (Director since 1993)
                        Mrs. Howard has, since 1985, been Vice President--Public Relations and Communications Policy at The Reader's Digest Association, Inc., a
                        global publisher and direct mail marketer of magazines, books, music and video collections. She also is President of the Reader's Digest
                        Foundation. Previously she worked for AT&T for 18 years in a variety of public relations, advertising and marketing positions. An author and frequent speaker on marketing, management and communications,
                        Mrs. Howard serves on several professional and non-profit boards including the Lila Acheson Wallace Fund for the Metropolitan Museum
                        of Art and The Madison Square Boys & Girls Club in New York City. She
                        is a member of the Audit Committee and the Human Resources Committee.

                        ORMAND J. WADE, 55
                        (Director since 1993)
                        Mr. Wade retired in 1992 as Vice-Chairman of Ameritech Corporation, a regional provider of telecommunications services, a position he had held since 1989. He had previously served as president of Ameritech
                        Bell Group since 1987 and president and CEO of Illinois Bell from
                        1982-1987. Mr. Wade began his career with AT&T in 1961, and first became a vice-president of AT&T in 1978. He is currently a director of Illinois Tool Works, Inc., Westell, Inc., NBD Bancorp, National
                        Bank of Detroit, Northwestern Memorial Hospital and Local Initiative
                        Support Corporation. Mr. Wade is also a trustee of the University of
                        Chicago. He is a member of the Audit and Compensation Committees.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding ownership of the Company's Common Stock as of September 30, 1994 by nominees for Directors, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                                                               PERCENT OF CLASS
     INDIVIDUAL OR GROUP             AMOUNT OF BENEFICIAL OWNERSHIP           BENEFICIALLY OWNED
- - ------------------------------   -------------------------------------    ---------------------------
          DIRECTORS              DIRECT       INDIRECT         TOTAL      DIRECT    INDIRECT    TOTAL
- - ------------------------------   -------      ---------      ---------    ------    --------    -----
John G. Bollinger.............     6,600(1)         -0-          6,600      *          -0-       *
Jon L. Boyes..................     2,750            -0-          2,750      *          -0-       *
George N. Butzow..............    12,600(1)         -0-         12,600      *          -0-       *
Kenneth J. Douglas............    10,950(1)         -0-         10,950      *          -0-       *
Donald N. Frey................    11,700(1)         -0-         11,700      *          -0-       *
Carole M. Howard..............       300            -0-            300      *          -0-       *
Ormand J. Wade................     1,800(1)         -0-          1,800      *          -0-       *

      EXECUTIVE OFFICERS

Floyd L. English..............   334,087(2)   1,464,375(3)   1,800,847      1.3%       5.7%      7.0%
                                                  2,385(4)
Thomas E. Charlton............    58,749(2)   1,464,375(3)   1,523,124       .2%       5.7%      6.0%
Charles R. Nicholas...........   132,089(2)   1,464,375(3)   1,596,464       .5%       5.7%      6.2%
John B. Scott.................    56,691(2)   1,464,375(3)   1,521,066       .2%       5.7%      6.0%
William L. Shockley...........    19,126(2)   1,464,375(3)   1,483,501       .1%       5.7%      5.8%
All Executive Officers and
  Directors as a group (15
  persons)....................   707,744(5)   1,466,760(6)   2,174,504      2.8%       5.7%      8.5%

- - ------------
     *Less than .1% of class.

(1) Includes the following number of shares covered by options exercisable within 60 days: Dr. Bollinger: 6,600; Mr. Butzow: 9,600; Mr. Douglas: 8,100; Dr. Frey: 8,100; Mr. Wade: 1,500.

(2) Includes the following number of shares covered by options exercisable within 60 days: Dr. English: 225,000; Dr. Charlton: 25,500; Mr. Nicholas:
    90,000; Mr. Scott: 36,000; Mr. Shockley: 17,400.

(3) These shares are owned by the Andrew Profit Sharing Trust, of which Messrs. English, Charlton, Nicholas, Scott and Shockley are trustees, and as to which such individuals shared voting and investment power.

(4) These shares are owned by Dr. English's wife.

(5) Includes 472,300 shares covered by options exercisable within 60 days.

(6) Includes the amounts described in footnotes 3 and 4.

     As of September 30, 1994, the following person and the following entity is each known to be the beneficial owner of more than 5% of the Company's Common
Stock:

                                                        AMOUNT OF
                      NAME AND ADDRESS                  BENEFICIAL   PERCENT
                    OF BENEFICIAL OWNER                  OWNERSHIP   OF CLASS
       ----------------------------------------------   ---------    --------
Edith G. Andrew*.....................................   1,652,446       6.5%
  14628 John Humphrey Drive
  Orland Park, Illinois 60462

Andrew Profit Sharing Trust..........................   1,464,375       5.7%
  10500 West 153rd Street
  Orland Park, Illinois 60462

- - ------------
     *Mrs. Andrew and her husband, Edward J. Andrew, were, prior to 30 September
      1994, co-trustees of the Andrew Corporation Voting Trust, which was the legal holder of 4,547,312 shares of Andrew Corporation Common Stock prior to such date. As of such date, the Andrew Corporation Voting Trust was dissolved and the shares previously held therein were conveyed to their beneficial owners, principally consisting of Mr. and Mrs. Andrew, their children and their grandchildren.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Compensation and Human Resources Committees.

     AUDIT COMMITTEE: The committee met twice during fiscal 1994. The committee recommends the independent auditors to the Board and reviews and approves the scope of the audit, the financial statements, the independent auditors' letter of comments and management's responses thereto and the fees charged for audit and tax services and any special assignments.

     COMPENSATION COMMITTEE: The committee met three times during fiscal 1994. The committee establishes the compensation programs for officers of the Company and reviews overall compensation and benefit programs of the Company. The committee also administers and selects participants for the Management Incentive Program and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan.

     HUMAN RESOURCES COMMITTEE: The committee met three times during fiscal 1994. The committee reviews management development and identifies and recommends candidates for membership on the Board of Directors and for corporate officer positions. Stockholders wishing to suggest nominees for membership on the Board may do so by letter addressed to the Company in care of James F. Petelle, Secretary, and received at the Company by August 30, 1995.

                             DIRECTOR COMPENSATION

     During fiscal 1994, the Board of Directors met on four occasions. All Directors attended at least 75% of the meetings of the Board and the committees on which they sat. Andrew paid its non-employee directors an annual fee of $16,500 and a fee of $1,000 per meeting for each meeting called during fiscal 1994.

     Under a plan adopted as of October 1, 1984, a non-employee Director may defer up to 100% of director fees until he or she leaves the Board. In lieu of cash payment, the Director is credited with equivalent shares equal to the value of the Common Stock at the time of deferral. When the Director leaves the Board, based on the then current value of the Common Stock, the deferred amount will be paid in cash, either in a lump sum or in equal annual installments over five years or less at the Director's election.

     The Andrew Corporation Stock Option Plan for Non-Employee Directors was approved by the stockholders on February 4, 1988 and amended on February 5, 1992. Those directors who have not been officers or employees of the Company or its subsidiaries or affiliates within the past three years are eligible to participate. Under the Plan, each eligible director was automatically granted, through September 30, 1991, an option to purchase 1,500* shares of Common Stock at the Board of Directors' meeting following each annual stockholders' meeting. Following amendment of the Plan, the automatic grant of option was increased to 7,500* shares.

     The aggregate number of shares of Common Stock issuable under the Plan is 300,000*, subject to certain adjustments. The option price must be 100% of the fair market value of the Common Stock on the date of grant. Options are for 10 years and are not exercisable during the first 12 months following grant. Thereafter, they may be exercised at a cumulative rate of 20% per year until the end of five years when they are exercisable in full. Options must be exercised within 10 years of the date of grant.

     Directors Bollinger, Boyes, Butzow, Douglas, Frey, Howard and Wade each were granted options on February 2, 1994 for 7,500* shares of Common Stock at an exercise price of $32.33 per share.
     * These numbers and corresponding per-share prices, as with other references in this Proxy Statement, have been adjusted, where appropriate, for the 3-for-2 split in the Company's stock paid March 3, 1994.

                             EXECUTIVE COMPENSATION

     The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended September 30, 1994, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                         ---------------------------------
                                          ANNUAL COMPENSATION                    AWARDS
                                 -------------------------------------   -----------------------   PAYOUTS
                                                            OTHER        RESTRICTED   SECURITIES   -------
        NAME AND                                           ANNUAL          STOCK      UNDERLYING    LTIP        ALL OTHER
       PRINCIPAL                 SALARY    BONUS(1)    COMPENSATION(2)     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION(3)
        POSITION          YEAR     ($)        ($)            ($)            ($)        SARS(#)       ($)           ($)
- - ------------------------  ----   -------   ---------   ---------------   ----------   ----------   -------   ---------------
Floyd L. English          1994   405,000   1,122,955        11,975           -0-        22,500         -0-         25,909
Chairman, President and   1993   387,600     209,950        11,915           -0-           -0-     320,724         20,640
Chief Executive Officer   1992   369,600     242,688         7,684           -0-           -0-         -0-         19,060
Thomas E. Charlton        1994   187,807     286,787         4,142           -0-        15,000         -0-         25,909
Group Vice President,     1993   161,100      72,862         1,940           -0-        10,000      96,713         17,683
Communications Products   1992   125,280      34,139         2,340           -0-           -0-         -0-         17,913
Charles R. Nicholas       1994   204,000     382,908         3,999           -0-        15,000         -0-         25,909
Vice-President, Finance   1993   192,000      82,790         3,270           -0-           -0-     128,290         20,640
  and Administration and  1992   181,200      68,466         3,709           -0-           -0-         -0-         19,060
Chief Financial Officer
John B. Scott             1994   213,600     267,534           970           -0-        15,000         -0-         25,909(4)
Group Vice President,     1993   204,000      70,666         2,030           -0-           -0-     129,422         20,640
Network Group &           1992   176,400      66,062         2,194           -0-           -0-         -0-      1,319,060
Corporate Marketing
William L. Shockley       1994   179,057     274,762         4,040           -0-        15,000         -0-         25,909
Group Vice President,     1993   152,400      56,266         4,010           -0-           -0-      96,968         19,867
Communication Systems     1992   138,480      67,800           518           -0-           -0-         -0-          8,730

- - ------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year.

(2) Consists of the value of personal use of Company automobiles, an annual Christmas bonus based on years of service and in the case of Dr. English, tax-planning services provided at Company expense.

(3) Except as noted in Footnote 4, below, these amounts represent contributions by the Company to the Andrew Profit Sharing Trust on behalf of the named individuals.

(4) This amount consists of $850,000 paid to Mr. Scott in full settlement of amounts payable to him under the Deferred Compensation Incentive Plan of Andrew Data Corporation; $450,000 paid to Mr. Scott as a fee for his agreement not to compete with the Network Group in any geographic area where it conducts business for a period of three years after the termination of his employment; and $19,060 paid into the Andrew Profit Sharing Trust on behalf of Mr. Scott.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information with respect to grants of options to the Chief Executive Officer and the other named executives in fiscal year 1994. The potential realizable values shown for such awards are based on assumed annualized rates of stock price appreciation of 5% and 10% over the full five-year term of the options, as required by the Securities and Exchange Commission. However, it should be noted that, as of September 30, 1994, the Company's stock price had already appreciated more than 100% over the exercise price.

                       NUMBER OF
                       SECURITIES     % OF TOTAL
                       UNDERLYING   OPTIONS GRANTED    EXERCISE OR                      POTENTIAL
                        OPTIONS      TO EMPLOYEES          BASE        EXPIRATION   REALIZABLE VALUE
         NAME          GRANTED(1)      IN FY 93       PRICE/SHARE(2)      DATE        5%        10%
- - ---------------------- ----------   ---------------   --------------   ----------   -----------------
Floyd L. English......   22,500           8.8%            $23.50         11/10/98   $146,250/$322,875
Thomas E. Charlton....   15,000           5.9%            $23.50         11/10/98    $97,500/$215,250
Charles R. Nicholas...   15,000           5.9%            $23.50         11/10/98    $97,500/$215,250
John B. Scott.........   15,000           5.9%            $23.50         11/10/98    $97,500/$215,250
William L. Shockley...   15,000           5.9%            $23.50         11/10/98    $97,500/$215,250

- - ------------
(1) These options are exercisable as follows: 20% on or after November 10, 1995; 60% on or after November 10, 1996; 100% on or after November 10, 1997 through November 10, 1998.

(2) Exercise price is based upon fair market value on the date of the award.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUES AT SEPTEMBER 30, 1994

     This table sets forth information regarding exercise of options during fiscal year 1994 by the Chief Executive Officer and the other four named executives. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised in-the-money options at September 30, 1994" is based on the market price on that date.

                         SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                        ACQUIRED                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                           ON           VALUE      OPTIONS AT SEPT. 30, 1994       AT SEPT. 30, 1994
         NAME          EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- - ---------------------- -----------   -----------   -------------------------   -------------------------
Floyd L. English......   119,550      3,369,640         135,000/112,500            $5,889,375/$4,525,312
Thomas E. Charlton....    19,200        582,263           16,200/39,000              $707,850/$1,332,625
Charles R. Nicholas...    49,500      1,460,626           54,000/51,000            $2,355,750/$1,969,875
John B. Scott.........    40,200      1,020,500                0/51,000                     0/$1,969,875
William L. Shockley...       -0-            -0-           12,450/53,700              $490,627/$1,825,170

                       LONG-TERM PERFORMANCE CASH AWARDS

     The current long-term performance cash award program covers the three years 1993 through 1995. Senior executives of the Company are eligible for target payouts ranging from 30% to 100% of their average annual salary if performance goals established for the plan are met. Performance goals for the current program include aggregate, three-year (1993, 1994 and 1995) earnings per share and a specific revenue target for fiscal 1995. A threshold for earnings per share and revenue must be met to trigger payments of 75% of target. If neither threshold is achieved, no payment is made. If maximum earnings per share and revenue are achieved for the three-year period then payouts are limited to two times the target bonus amounts. A range of estimated payouts which could be made early in fiscal 1996 is shown in the following table:

                                                                               ESTIMATED FUTURE PAYOUTS UNDER
                                                                                  LONG-TERM INCENTIVE PLAN
                                        TARGETED          PERFORMANCE     ----------------------------------------
              NAME                        AWARD             PERIOD        THRESHOLD $      TARGET $      MAXIMUM $
- - ---------------------------------   -----------------   ---------------   -----------      --------      ---------
Floyd L. English.................   100% of Average     Oct. 1, 1992        291,600        388,800        777,600
                                    1993-1995 Salary    Sept. 30, 1995
Thomas E. Charlton...............   70% of Average      Oct. 1, 1992        105,840        141,120        282,240
                                    1993-1995 Salary    Sept. 30, 1995
Charles R. Nicholas..............   70% of Average      Oct. 1, 1992        106,929        142,572        285,144
                                    1993-1995 Salary    Sept. 30, 1995
John B. Scott....................   70% of Average      Oct. 1, 1992        110,921        147,894        295,788
                                    1993-1995 Salary    Sept. 30, 1995
William L. Shockley..............   70% of Average      Oct. 1, 1992        101,606        135,475        270,950
                                    1993-1995 Salary    Sept. 30, 1995

                        EXECUTIVE SEVERANCE BENEFIT PLAN

     The Company has an Executive Severance Benefit Plan which provides benefits to certain key executives, as selected by the Compensation Committee, in the event of termination of employment following a change in control, as defined in the Plan.

     Upon termination of employment for any reason other than death, disability, retirement or cause; or upon a resignation because of a material reduction in compensation or duties, relocation requirements or breach of the plan within one year of a change in control; the Company is obligated to pay each affected participant an amount equivalent to the sum of: (i) 36 months of salary, bonus, Company profit sharing and matching contributions; (ii) the aggregate spread between the option price and fair market value of the Common Stock on the severance date for all of the participant's outstanding stock options; and (iii) up to 36 months of medical, life and similar insurance benefits. If termination or resignation occurs more than one year after a change in control, the benefits are reduced proportionately. If a participant terminates employment due to death, disability, retirement or cause, or resigns for reasons other than those described above within two years of a change in control, the Company is obligated to pay him one-half the amounts and rights referred to above. The Plan also provides for adjustment in benefits payable if any payment is considered an "excess parachute payment" under the Internal Revenue Code.

     If there had been a change in control and termination of employment, the executives named in the Summary Compensation Table would have been entitled to the following payments at September 30, 1994: Floyd L. English, $2,591,500; Thomas E. Charlton, $809,500; Charles R. Nicholas, $1,083,100; John B. Scott, $931,100; William L. Shockley, $645,400.

     In addition, the Company entered into an agreement in November, 1991 pursuant to which the Company would retain Mr. Scott as an advisor to the Company for two years after his termination of employment, for a retainer fee of $100,000, a per diem rate of $500 and reimbursement of expenses.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee ("Committee") of the Board of Directors establishes the general compensation policies of the Company and establishes the compensation plans, performance goals and specific compensation levels for executive officers. The Committee also administers and selects participants for the Management Incentive Program and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of four independent, non-employee directors who have no interlocking relationships.

COMPENSATION PHILOSOPHY

     The principal objective of the Committee's approach to executive compensation is to align such compensation with stockholder value. The Committee seeks to accomplish this objective by setting base salaries below the median for similar positions at comparable companies, while linking the two remaining components of cash compensation (annual bonus and LTIP award) to aggressive performance factors which enhance stockholder value. Stock options are used as a vehicle to further align long-term executive performance with stockholder value. In this way, above-average total compensation is achieved only for outstanding Company performance. The Committee has used essentially this approach to executive compensation for the last eight years or more.

BASE SALARY

     The Committee establishes the salary of the Chief Executive Officer ("CEO") by comparison to the salaries of other CEOs of comparable companies. The Committee's practice is to obtain salary data from its outside consultant which includes data from a group of comparably-sized technology-based companies deemed similar to the Company, some (but not all) of which companies are members of the S&P Communications Equipment Manufacturers Index used in the Performance Graph. Using this information, the Committee established the CEO's salary for fiscal years 1994 and 1995 below the median for companies perceived to be comparable to the Company.

     For other executive officers, the Committee uses salary survey data supplied by its consultant on the same basis as the CEO, and establishes base salaries that are below the median of salaries for persons holding similarly-responsible positions at companies in the survey. In addition, the Committee considers other factors including relative company performance, the individual's past performance and his or her future potential.

ANNUAL BONUS

     For a number of years, the CEO's annual cash bonus has been established as a direct function of growth in the Company's earnings per share (EPS) during the most recent fiscal year. The Committee annually establishes a minimum target for EPS, and the CEO's bonus for the fiscal year is a strict function of the amount by which the minimum EPS target is exceeded during the fiscal year. In December 1994, a cash bonus of $1,122,955 was paid to the CEO based on FY 1994 EPS of $1.70, which was substantially in excess of the targeted amount. For fiscal year 1995, a target and formula have been established in a similar fashion.

     The annual cash bonus for executives other than the CEO is determined based on four factors: (i) growth in the Company's EPS (using the same formula as for the CEO); (ii) the operating results of the businesses or functions reporting to the executive; (iii) achievement of specified, measurable objectives related to the executive's area of responsibilities and (iv) a small subjective factor based on the executive's performance.

LTIP CASH AWARD

     The long-term performance cash award program for senior executives of the Company also is tied directly to objective measurements of performance with the emphasis on long-term results. There was no LTIP payment paid during fiscal year 1994. The most recent program covered the period 1991 through 1993 with a payment of $320,724 made to the CEO in December 1993. One half of the target bonus was based on achievement of specified levels of growth in aggregate three-year earnings per share (1991 through 1993). The remaining 50% was based on the generation of a specified level of accumulated free cash during the same three year period. In each case, minimum, target and maximum performance goals were established to qualify for the minimum, target and maximum long-term incentive payment, respectively.

     For the long-term performance cash award program covering fiscal years 1993 through 1995, 70% of the target bonus will again be based on specified levels of growth in aggregate three-year EPS. The other 30% will be determined by the achievement of a specified sales goal in fiscal year 1995. In addition to meeting minimum EPS and sales goals, the Company must maintain a minimum return on equity and return on sales during the three year period. Payments under this program will likely be made in December 1995, subsequent to the close of the Company's 1995 fiscal year.

OPTIONS

     Stock options are an important component of the compensation package for the CEO and other executives because they directly focus management's attention on the interests of stockholders. The Committee makes periodic grants of stock options to executive officers and other key employees to foster a commitment to increasing long-term stockholder value.

     The Committee granted the CEO options on 22,500 shares at its meeting on November 10, 1993, and granted options on 15,000 shares to each of the named executive officers on that date. The Company's grants of options are always at fair market value on the date of grant.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     As noted on page 13 of this Proxy Statement, Section 162(m) of the Internal Revenue Code now generally limits a publicly-held corporation's ability to deduct executive compensation in excess of $1 million unless certain requirements are met. The compensation plans of the Company were already in accord with the spirit of Section 162(m) in that annual bonus and long-term incentive cash awards have generally been determined by objective criteria for a number of years. However, additional technical steps are required to preserve full deductibility of compensation in the future. The Committee believes it is appropriate to take the necessary steps to retain deductibility where, in the Committee's judgment, full deductibility is in the Company's best interest. Therefore, the Committee recommends the adoption of proposals 3 and 4, described at pages 13-16 of this Proxy Statement.

George N. Butzow, Chairman     Jon L. Boyes, Member
Compensation Committee         Donald N. Frey, Member
                               Ormand J. Wade, Member

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for Andrew Corporation, the S&P 500 Composite Index and the S&P Communications Equipment Manufacturers Index. Since Andrew is a company within the Standard & Poor's ("S&P") 500 Stock Index, the SEC proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In Andrew's case, the S&P Communications Equipment Manufacturer Index (which includes Andrew Corporation), shown below, is such an index.

     The graph assumes $100 invested on September 30, 1989 in Andrew Common Stock and $100 invested at that time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

                             [PERFORMANCE GRAPH]

                                 1989     1990     1991     1992     1993     1994
                                 ----     ----     ----     ----     ----     ----
Andrew Corporation............   100       76      134      147      324      633
S&P 500 Index.................   100       91      119      132      149      155
S&P Communications Equipment
  Manufacturers Index.........   100      102      163      145      169      196

                               EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of Andrew at September 30, 1994, based on data furnished by them:

         NAME             AGE                           POSITION                           SINCE
- - -----------------------   ---    -------------------------------------------------------   -----
Floyd L. English.......   60     Chairman; President; Chief Executive Officer               1994
Joan P. Bowman.........   52     Vice President, Human Resources                            1993
Eric L. Brooker........   67     Vice President, Corporate Research & Development           1985
Thomas E. Charlton.....   58     Group Vice President, Communication Products               1992
Charles R. Nicholas....   48     Vice President, Finance and Administration; Chief          1986
                                 Financial Officer
John B. Scott..........   53     Group Vice President, Network Group and Corporate          1991
                                 Marketing
William L. Shockley....   63     Group Vice President, Telecommunications Systems           1991
Ernest T. Weber........   56     Group Vice President, HELIAX(R) Products and
                                   Corporate Development                                    1990

     Except as discussed below, all of these officers of Andrew have held executive positions with Andrew for more than five years.

     Dr. English was elected Chairman in 1994, having served as President and Chief Executive Officer since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and became Vice President, U.S. Operations in February 1981.

     Mrs. Bowman joined the Company as Vice President, Human Resources in 1993. Mrs. Bowman was Executive Director of Human Resources for Estee Lauder Companies from 1987-1992. Previously, she had served as Vice President of Human Resources for Houghton Mifflin Company for a 12-year period.

     Mr. Brooker became Vice President, Corporate Research & Development in 1985 and previously served as Vice President, Engineering since 1976.

     Dr. Charlton became Group Vice President, Communication Products in 1992, having most recently served as Vice President, Antenna Products. He first became a Vice President in 1986.

     Mr. Nicholas became Vice President, Finance and Administration and Chief Financial Officer in 1992, having served as Vice-President and CFO since 1986 and as Vice-President, Finance since 1982. Mr. Nicholas joined Andrew in 1980 as Treasurer.

     Mr. Scott became Group Vice President, Network Group and Corporate Marketing in 1992, having served as Group Vice President, Network Products since 1987. He founded and was President of Scott Communications, Inc., a data communications business, from 1984 until it was acquired by Andrew in 1987.

     Mr. Shockley became Group Vice President, Telecommunications Systems in August, 1991, having served as President, Andrew SciComm Inc. and General Manager, Government Electronics Group since 1990. Mr. Shockley held various executive positions with ADC Telecommunications, Inc. from 1986 to 1990.

     Mr. Weber became Group Vice President, HELIAX(R) Products and Corporate Development in 1992. He previously served as Vice President, Corporate Development since 1990, was Group Vice President, Government Products from 1986-1990, and served in a number of other roles as a Corporate Vice President beginning in 1981.

     Officers serve at the pleasure of the Board or until their successors are elected and qualified.

                 PROPOSAL TO AMEND MANAGEMENT INCENTIVE PROGRAM

     The Board of Directors has adopted and recommends to stockholders for approval amendments to the Management Incentive Program ("MIP"). The stockholders initially approved the MIP on February 4, 1988, and approved amendments to the MIP on February 3, 1993.

A. REASON FOR AMENDMENTS

     Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) generally provides that, beginning with the Company's 1995 tax year, certain compensation in excess of $1 million per year paid to a company's chief executive officer or any of its four other highest paid executive officers is not deductible by the company unless the compensation qualifies for an enumerated exemption.

     Compensation will be exempt from the deductibility limit if: (1) payments can be made only upon the attainment of objective performance goals; (2) the goals are established and administered by outside directors; and (3) the criteria on which the goals are based and other relevant terms (including the maximum amount of any award) are approved by stockholders.

     Compensation in the form of stock options or stock appreciation rights ("SARs") will satisfy the foregoing requirements if: (1) the options or rights are awarded at a price not less than the fair market value of the underlying stock on the date of grant; (2) the awards are made by outside directors; and
(3) the terms of such awards, including the maximum number of shares underlying the awards that can be granted to any covered executive, are approved by stockholders.

B. DESCRIPTION OF AMENDMENTS

     The MIP does not limit the awards that can be made to any individual participant. Accordingly, to preserve the Company's tax deduction for annual compensation in excess of $1 million, the Board of Directors recommends that the MIP be amended to establish a limit of 20% of the total number of shares authorized under the MIP that may be awarded to a single participant, and a limit of 200% of the recipient's average base salary over the performance period for the amount of performance units in the form of cash that may be awarded to a single participant.

     The Board of Directors also recommends that the MIP be amended to set forth the performance-based criteria which the Compensation Committee of the Board of Directors (the "Committee") may impose to exempt the grants of stock awards and performance units, including the following: revenue, earnings, earnings per share, return on assets, return on capital, return on investment, return on sales, productivity, market-share, cash flow, generation of free cash, Common Stock price, operating expense ratios, quality, delivery performance or level of improvement in any of the foregoing. The Committee would select one or more of these criteria and establish the performance goals prior to, or at the time that, the stock awards or performance unit awards are made (or within a permissible period thereafter), and the Committee would determine whether or not the goals have been satisfied prior to any vesting or distributions.

C. DESCRIPTION OF THE MIP

     GENERAL. The MIP, which is administered by the Committee, provides for the grant of long-term incentives in the form of options, SARs, stock awards and performance units. Selection of key employees eligible to participate, the timing of grants and the amount of any long-term incentive is determined by the Committee. Following splits of the Common Stock in 1993 and 1994, the number of shares authorized for all long-term incentives under the MIP was 2,700,000, subject to further adjustment for stock splits, recapitalization and similar changes. It should be noted that the Committee has never granted SARs or performance units and has not made stock awards since 1989.

     OPTIONS. Options granted under the MIP cannot have an exercise price which is less than 100% of "Market Value" on the date of grant and must be exercised not later than 10 years after the date of grant. Market Value is defined as the closing price of the Common Stock as reported on the Nasdaq National Market.

     STOCK APPRECIATION RIGHTS. SARs, which may be granted in connection with or independent of options, entitle the holder to receive upon exercise a number of shares of Common Stock or cash, or both, equivalent to the appreciation in value of the shares covered by the exercised SARs.

     STOCK AWARDS. The Committee may award shares of Common Stock subject to such terms and conditions as it deems appropriate, including forfeiture of all or any part of the shares if performance goals are not attained. An award entitles the participant to receive dividends, vote the shares and exercise all other rights of a stockholder except as otherwise specifically provided at the time of the award.

     PERFORMANCE UNITS. The Committee may grant performance units which are earned to the extent performance goals are attained. Performance units may be payable, in the Committee's discretion, in cash or shares of Common Stock.

     FEDERAL INCOME TAX CONSEQUENCES. The federal income tax treatment of long-term incentives should be generally as follows:

          Nonqualified Stock Options. Nonqualified stock options do not result in taxable income to the recipient or a tax deduction for the Company at the time of grant. Upon exercise, however, the optionee will realize ordinary income to the extent that the fair market value of the shares at the time of exercise exceeds the exercise price and the Company will be entitled to a deduction in the same amount.

          Incentive Stock Options. The recipient of an incentive stock option will not realize taxable income upon the grant or exercise of the option if, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise, the optionee was an employee of the Company. However, upon exercise, the excess of the fair market value of the shares received pursuant to the option exercise over the exercise price will be an item of tax preference. Upon the sale of the shares, the optionee will realize long-term capital gain or loss if the date of sale is more than two years after the date of grant and the shares have been held by the optionee for more than one year after the date of exercise. If the optionee does not satisfy the holding-period requirements, the optionee will at the time of sale recognize ordinary income equal to the lesser of (a) the gain realized on the sale, or (b) the difference between the exercise price and fair market value of the shares on the date of exercise. If the optionee does not satisfy the employment requirement described above, the optionee will recognize ordinary income and the Company will be entitled to a deduction at the time of exercise under the tax rules governing the exercise of a nonqualified option.

          Stock Appreciation Rights. SARs will not result in taxable income to the recipient or a tax deduction for the Company at the time of grant. The exercise of SARs will result in compensation taxable as ordinary income to the employee and a deduction to the Company in the same amount.

          Stock Awards. A stock award will be taxable to the recipient as ordinary income in the year paid and the Company may claim a tax deduction. However, if the shares are subject to restrictions involving both forfeitability and nontransferability, the recipient's taxable income and the Company's tax deduction may be deferred and measured by the excess of the fair market value of the shares at the time that the first of the two restrictions lapses over the exercise price, unless the recipient elects to make the computation at the time of receipt of the shares.

          Performance Units. Performance units will not result in taxable income to the recipient or a tax deduction for the Company at the time of grant. When the Company pays the performance units, the cash received and the fair market value of any Common Stock received are taxable to the recipient as ordinary income and are deductible by the Company.

     AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the MIP at any time except that, without the approval of the stockholders, the total number of shares that may be subject to long-term incentives cannot be increased; the class of employees eligible to participate in the MIP cannot be materially changed; benefits under the MIP may not be increased materially within the meaning of Rule 16b-3 of the Securities and Exchange Commission; and the administration of the MIP cannot be withdrawn from the Committee nor can any member of the Committee be permitted to participate in the MIP.

     The favorable vote by the holders of a majority of the shares of Common Stock of the Company present, or represented, and entitled to vote at the annual meeting will be required for approval of the proposed amendment to the Management Incentive Program. Votes withheld and abstentions will be treated as votes against the proposed amendment. Broker non-votes will be treated as shares as to which the beneficial holders have not granted voting power and, therefore, as shares not entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.

                        APPROVAL OF ANNUAL BONUS PROGRAM
                        AND LONG-TERM INCENTIVE PROGRAM

     Cash compensation in excess of $1 million per year paid to the Company's chief executive officer or any of its four other highest paid executive officers is not deductible for the Company's 1995 and subsequent tax years unless such compensation is based on objective goals established by the Committee, the criteria for which have been disclosed to and approved by stockholders.

     Accordingly, to preserve the Company's tax deduction for a covered executive's compensation in excess of $1 million, the Board of Directors, at its meeting on November 17, 1994, recommended that the Committee be authorized to establish performance goals under the Company's Annual Bonus Program and Long-Term Incentive Program (the "LTIP") with respect to one or more of the following: revenue, earnings, earnings per share, return on assets, return on capital, return on investment, return on sales, productivity, market-share, cash flow, generation of free cash, Common Stock price, operating expense ratios, quality, delivery performance or level of improvement in any of the foregoing. One or more of such performance goals may be used both for the Annual Bonus Program and LTIP awards. The amount of any award will be a function of the achievement of the specific goals established by the Committee prior to, or at the time that, the award period commences (or within a permissible period thereafter) and the Committee shall determine whether or not the goals have been satisfied prior to vesting or distributions. The maximum amount of cash payment that any senior executive may receive under the LTIP for any performance period is 200% of his or her average annual base compensation over the period for which the performance goals are established. The maximum amount of cash payment that any senior executive may receive under the Annual Bonus Program is 350% of his or her base salary for the applicable year in question.

     The Committee will not be precluded from establishing base salaries or from paying any other form of compensation, whether or not deductible for Federal, state or local income tax purposes, should the Committee determine that such action is in the best interests of the Company and its stockholders.

     The favorable vote by the holders of a majority of the shares of Common Stock of the Company present, or represented, and entitled to vote at the annual meeting will be required for approval of the Company's Annual Bonus Program and for approval of the Company's Long-Term Incentive Program. Votes withheld and abstentions will be treated as votes against the proposed amendment. Broker non-votes will be treated as shares as to which the beneficial holders have not granted voting power and, therefore, as shares not entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ANNUAL BONUS PROGRAM AND TO APPROVE THE LONG-TERM INCENTIVE PROGRAM.

                   APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors appointed Ernst & Young, independent public auditors, to serve for the fiscal year ending September 30, 1995.

     Ernst & Young has informed management that it will send representatives to the annual meeting to make a statement, if they desire to do so, and that such representatives will be available to answer any questions that might arise in connection with Ernst & Young's audit of the Company and its subsidiaries.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the following Annual Meeting (February 1996) must be received by the Company not later than August 30, 1995, for inclusion in its Proxy Statement and form of proxy relating to that meeting.

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mails, proxies may also be solicited by officers and employees of the Company by telephone or otherwise. The Company has also employed Morrow & Company, Inc., 345 Hudson St., New York, New York 10014, which will be paid approximately $4,500 in fees, plus reasonable expenses, to solicit proxies on behalf of the Company.

                                [DRURYLANE MAP]

                                                 (LOGO)Printed on Recycled Paper

                              ANDREW CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrance, Illinois at 10:00 A.M., Wednesday, February 8, 1995, and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                  Continued and to be signed on reverse side

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

[                                                                             ]


                                                                   For All
The election of eight Directors for the ensuing    For  Withheld   Except    nominee(s) written below.
year.  Nominees: John G. Bollinger, Jon L.         / /     / /      / /      _______________________________________________
Boyes, George N. Butzow, Kenneth J. Douglas,
Floyd L. English, Donald N. Frey, Carole
M. Howard and Ormand J. Wade.

                                                   For   Against  Abstain                                      For  Against  Abstain
To amend the Management Incentive Program.         / /     / /      / /      4. To ratify the appointment of   / /    / /     / /
                                                                                Ernst & Young as independent
                                                                                public auditors for fiscal
                                                                                1995.

To approve the Annual Bonus Program and            For   Against  Abstain    5. In their discretion, the proxies are authorized to
Long-Term Incentive Program                        / /     / /      / /         vote upon such other business as may properly come
                                                                                before the meeting.



                                                                             ______________________________________________________
                                                                                                 (Signature)

                                                                             ______________________________________________________
                                                                                                 (Signature)

                                                                             Dated: _________________________________________, 1995

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.